Exhibit 99.1

Nemaura Secures $5 Million Loan to Accelerate Commercial Strategy

Loughborough, England, April 21, 2020 — Nemaura Medical Inc. (NASDAQ: NMRD) (“Nemaura” or the “Company”), a medical technology company focused on developing micro-systems-based wearable diagnostic devices and currently commercializing sugarBEAT®, its non-invasive and flexible continuous glucose monitor (“CGM”), today announced it has secured a 24-month, $5 million non-convertible loan. The loan does not include warrants or other equity securities.

“This loan strengthens our financial position without diluting shareholders, and provides additional resources to accelerate our commercial strategy for sugarBEAT® in Europe, as well as support our planned launch of proBEAT™ in the USA,” stated Dr. Faz Chowdhury, Nemaura’s CEO. “We appreciate the favorable terms and strong support from our lender, Chicago Venture Partners.”

About Nemaura Medical, Inc.:

Nemaura Medical Inc. (NMRD) is a medical technology company developing micro-systems-based wearable diagnostic devices and currently commercializing sugarBEAT®, and proBEAT™. sugarBEAT® is a Class IIb CE marked non-invasive and flexible continuous glucose monitor (CGM) providing actionable insights derived from real time glucose measurements and daily glucose trend data, which may help people with diabetes and pre-diabetes to better manage, reverse and prevent the onset of diabetes. People with diabetes who take insulin can also adjunctively use sugarBEAT® for insulin dosage purposes when calibrated by a finger stick reading. proBEAT™ comprises a prescription free non-invasive glucose monitor and a digital healthcare subscription service planned to be launched in the US as a general wellness product.

For more information visit: www.NemauraMedical.com.

Cautionary Statement Regarding Forward-Looking Statements:

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, the launch of sugarBEAT® as a CGM / CTM in the US, risks related to regulatory approvals and the success of Nemaura’s ongoing studies, including the safety and efficacy of Nemaura’s sugarBEAT® system, the failure of future development and preliminary marketing efforts, Nemaura’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura and its partners’ ability to develop, market and sell sugarBEAT®, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to sugarBEAT®. There can be no assurance that the company will be able to reach a part of or any of the global market for CGM or CTM with its products/services and there can be no assurance that the foregoing repurposing can occur as planned.. These and other risks and uncertainties are identified and described in more detail in Nemaura’s filings with the United States Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the most recently completed fiscal year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Nemaura undertakes no obligation to publicly update or revise any forward-looking statements.

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